Exhibit 99.B(d)(6)

Schedule B
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
And
BofA Advisors, LLC (f/k/a Columbia Management Advisors, LLC)

Dated March 17, 2003, as amended, July 1, 2003, December 9, 2004, January 1, 2010 and

May 10, 2013

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Daily Income Trust

[REDACTED]

Agreed and Accepted:

SEI Investments Management Corporation	BofA Advisors, LLC
By:	By:
/s/William T. Lawrence	/s/ Michael J. Pelzar
Name:	Name:
William T. Lawrence	Michael J. Pelzar
Title:	Title:
Vice President	President